Exhibit 99.1
Clearwire Communications LLC Announces Pricing of $175.0 million First-Priority Senior Secured Notes due 2015, $500.0 million of Second-Priority Secured Notes due 2017 and $650.0 million of Exchangeable Notes due 2040
KIRKLAND, Wash.— December 3, 2010— Clearwire Corporation (NASDAQ: CLWR) —today announced that its operating subsidiary Clearwire Communications LLC (“Clearwire Communications”) has priced an offering of $175,000,000 aggregate principal amount 12% first-priority senior secured notes due 2015 at an issue price of 105.182% plus accrued interest from December 1, 2010 (the “First Lien Notes”) and $500,000,000 aggregate principal amount 12% second-priority secured notes due 2017 at an issue price of 100.0% plus accrued interest from December 9, 2010 (the “Second Lien Notes”) and an offering of $650,000,000 aggregate principal amount 8.25% exchangeable notes due 2040 at an issue price of 100.0% plus accrued interest from December 8, 2010 (the “Exchangeable Notes” and collectively with the First Lien Notes and the Second Lien Notes, the “Notes”). The offering of Exchangeable Notes is up from the $500,000,000 proposed offering size for the Exchangeable Notes announced on December 1, 2010. Clearwire Communications has granted the initial purchasers of the Exchangeable Notes an option for 30 days to purchase up to an additional $100.0 million of Exchangeable Notes. The initial exchange rate for the Exchangeable Notes is 141.2429 shares of Class A Common Stock of Clearwire Corporation (the “Company”) per $1,000 principal amount of the Exchangeable Notes equivalent to an initial exchange price of approximately $7.08 per share of the Company’s Class A Common Stock (the “Class A Common Stock”). Upon exchange, Clearwire Communications may deliver either shares of Class A Common Stock or cash based upon a daily settlement value calculated on a proportionate basis for each day of a 25 trading-day observation period. Certain stockholders of the Company that hold equity securities representing approximately 85% of the Company’s voting power have pre-emptive rights for 30 days from the date of the offering memorandum for the Exchangeable Notes that entitle such stockholders to purchase their pro rata share (based upon voting power) of all Exchangeable Notes issued. The Company has received waivers from stockholders holding approximately 31% of the voting power. The remaining pre-emptive rights, if exercised, could result in Clearwire Communications issuing up to an additional approximately $760.0 million in Exchangeable Notes (assuming no exercise of the initial purchasers’ over-allotment option). The Company is not aware whether all or any of these rights will be exercised.
The Second Lien Notes will be contractually subordinated in right of payment to the First Lien Notes and Clearwire Communications’ first-priority secured notes. The First Lien Notes and the Second Lien Notes will be unconditionally guaranteed on a senior basis by certain of Clearwire Communications’ domestic subsidiaries. The First Lien Notes, the Second Lien Notes and the related guarantees will be secured by first-priority or second-priority liens, as applicable, on substantially all of Clearwire Communications’ and the guarantors’ assets. The Exchangeable Notes will be unsecured obligations of the issuers and the guarantors.
The Notes will be issued in private offerings that are exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), to qualified institutional buyers in accordance with Rule 144A and to persons outside the U.S. pursuant to Regulation S under the Securities Act. The Notes have not been registered under the Securities Act or any state or other securities laws.

The sale of the Exchangeable Notes is expected to be consummated on or about December 8, 2010, subject to customary closing conditions. The sale of the First Lien Notes and the Second Lien Notes is expected to be consummated on or about December 9, 2010, subject to customary closing conditions.
The Company intends to use the net proceeds from the offerings for working capital and for general corporate purposes, including capital expenditures.
About Clearwire
Clearwire Corporation (NASDAQ: CLWR), through its operating subsidiaries, is a leading provider of wireless broadband services. Clearwire’s 4G mobile broadband network today serves 68 markets, including New York City, Los Angeles, Chicago, Dallas, Philadelphia, Houston, Miami, Washington, D.C., Atlanta and Boston, and provides coverage in areas of the U.S. where approximately 103 million people live, and the company plans to continue to expand its 4G coverage. Clearwire’s open all-IP network, combined with significant spectrum holdings, provides an unprecedented combination of speed and mobility to deliver next generation broadband access. The company markets its 4G service through its own brand called CLEAR® as well as through its wholesale relationships with Sprint, Comcast and Time Warner Cable. Strategic investors include Intel Capital, Comcast, Sprint, Google, Time Warner Cable, and Bright House Networks. Clearwire is headquartered in Kirkland, Wash. Additional information is available at www.clearwire.com.
Cautionary Statement Regarding Forward-Looking Statements
This press release, and other written and oral statements made by Clearwire from time to time, contain forward-looking statements which are based on management’s current expectations and beliefs, as well as on a number of assumptions concerning future events made with information that is currently available. Forward-looking statements may include, without limitation, management’s expectations regarding future financial and operating performance and financial condition; proposed transactions; network development and market launch plans; strategic plans and objectives; industry conditions; the strength of the balance sheet; and liquidity and financing needs. The words “will,” “would,” “may,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “believe,” “target,” “designed,” “plan” and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to put undue reliance on such forward- looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside of Clearwire’s control, which could cause actual results to differ materially and adversely from such statements. These forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors which include, but are not limited to, downturns in economic and market conditions, risks related to the completion of pending offerings, increases in interest rates and operating costs, general volatility of the capital markets, our ability to access the capital markets, changes in the competitive environment in our industry and the markets where we invest, and other risk factors discussed in the sections entitled “Risk Factors” in Clearwire’s Annual Report on Form 10-K filed on February 24, 2010 and its Quarterly Report on Form 10-Q filed November 4, 2010. Clearwire believes the forward-looking statements in this release are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. Clearwire is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release.
Source: Clearwire Corporation
Clearwire Contacts
Investor Relations:
Paul Blalock, 425-636-5828
paul.blalock@clearwire.com
Media Relations:
Susan Johnston, 425-216-7913
susan.johnston@clearwire.com
JLM Partners for Clearwire
Mike DiGioia or Jeremy Pemble, 206-381-3600
mike@jlmpartners.com or jeremy@jlmpartners.com

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